Exhibit 99.1

DTS Makes Strategic Investments
in Emerging Markets

Acquires Neural Audio Business and Expands
Research & Development Capabilities

AGOURA HILLS, CA – January 6, 2009 –DTS, Inc.  (Nasdaq: DTSI) today announced the acquisition of Neural Audio, an audio technology business that licenses branded intellectual property solutions for the creation, distribution and playback of music, movies, broadcast programs and video games. In addition, DTS announced its plans to expand its world-class engineering and technology capabilities with the hiring of key executives and opening of a research and development facility in Silicon Valley.

The acquisition of Neural Audio, located in Kirkland, Washington, will expand DTS’ branded technology offerings focused on the broadcast, satellite radio, automotive and gaming markets.  The acquisition brings aboard key executive and technical talent including Geir Skaaden, CEO, Mark Seigle, President & COO, Jeff Thompson, Director of Engineering, and Chief Scientist James “JJ” Johnston.  Mr. Johnston is a pioneer in the field of perceptual audio coding, having made significant contributions to the development of the AAC (Advanced Audio Coding) and MP3 formats, which revolutionized the encoding and delivery of digital audio.

“We believe that the acquisition of Neural Audio strengthens DTS’ position in the important broadcast and automotive markets while also providing immediate access to the evolving satellite and HD radio industries,” said Jon Kirchner, President and CEO of DTS. “In addition and very importantly, we are acquiring an extremely talented team of professionals who we expect will enhance our technology expertise and market knowledge, and help drive our efforts to sell value-added, branded enhancement technologies into the emerging internet, PC and mobile markets for years to come.”

Under the terms of the purchase agreement DTS paid $7.5 million in cash for certain assets and liabilities of Neural Audio Corporation and may pay up to $7.5 million of additional cash consideration over the next five years if certain conditions are met. The transaction closed on December 31, 2008 and is expected to be accretive in 2009.

Separately, DTS announced the hiring of several other key executives and its plans to open a research and development facility in Silicon Valley in order to focus on furthering its development around technologies for the online, PC and mobile device markets. Joining DTS and heading the R&D effort in Silicon Valley will be Dr. Jean-Marc Jot, renowned as a distinguished scientist for his work in audio signal processing.  Dr. Jot formerly led the development of next generation audio playback enhancement technologies and intellectual properties for Creative Labs Advanced Technology Centre. DTS also announced the addition of Principal Audio Engineer Dr. Martin Walsh, and Senior Audio Engineer Edward Stein, also formerly of the Creative Labs Advanced Technology Centre.

“With the hiring of these key executives, DTS furthers its commitment to advancing our strategy of developing compelling audio enhancement technologies for the online, PC and mobile device markets,” said Rick Beaton, Senior VP R&D and Engineering for DTS Inc.

About DTS
DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, Blu-ray Disc and Surround Music software. Founded in 1993, DTS’ corporate headquarters are located in Agoura Hills, California with its licensing operations headquartered in Limerick, Ireland. DTS also has offices in Canada, China, France, Hong Kong, Japan, South Korea, Taiwan and the United Kingdom. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc.

Investor Contacts:	Press Contact:
Erica Abrams or Matthew Hunt	David Blasucci
The Blueshirt Group for DTS	Director of Public Relations
415-217-7722	DTS, Inc.
erica@blueshirtgroup.com	818-827-2279
matt@blueshirtgroup.com	david.blasucci@dts.com

This Press Release contains forward looking statements that are not historical facts, including statements about DTS’ beliefs and expectations. These statements are based on beliefs and assumptions by DTS’ management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and DTS undertakes no obligation to update any of them publicly in light of new information or future events. DTS’ actual results could differ materially from those anticipated in the  forward-looking  statements  for  many reasons  including: continued customer acceptance of its products; ongoing success of its research and development efforts; greater than expected costs; the departure of key employees; and other risk factors and cautionary statements listed in DTS’ periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the DTS’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.